Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this November 30, 2022, by and between Playtika Ltd. registration number , whose principal place of business is located at 8 Hachoshlim St., Herzliya, Israel (the “Company”), and Gili Brudno (I.D. No. ), an individual residing at (the “Employee”).
WHEREAS, the Company wishes to employ the Employee, and the Employee agrees to be employed by the Company, as of the Commencement Date of Employment and throughout the Term (as such terms are defined hereunder); and
WHEREAS, the parties wish to regulate their relationship in accordance with the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings contained herein, the parties hereto agree as follows:
1.Employment; Position
1.1.The Company desires to employ the Employee and the Employee desires to be employed by the Company, as of March 5, 2023 (the “Commencement Date of Employment”) and until this Agreement shall be terminated in accordance with the provisions of Section 6 below (the “Term”).
1.2.The Employee shall be employed, on a full-time basis, in the position of Chief HR Officer (CHRO) (the “Position”). The Employee shall have the authority, functions, duties and responsibilities, as may be stipulated from time to time by Shlomi Aizenberg, Chief Operating Officer of the Company and/or any other person of similar seniority designated from time to time by the Company (the “Direct Supervisor”) and shall report thereto.
1.3.The Employee shall perform her duties and obligations hereunder from the Company’s offices or from any other place as shall be instructed, from time to time, by the Direct Supervisor.
1.4.A regular working week is of 5 days a week – Sunday to Thursday, and as additionally or otherwise required by the Position. Saturday (Shabbat) shall be the Employee's recognized and official rest day.
1.5.The parties agree that the Position of the Employee is one of management and/or a Position that requires a special degree of personal trust, as defined under the Hours of Work and Rest Law, 1951 (the “Hours of Work and Rest Law”) and accordingly, the provisions of this law and any other law amending or replacing such law shall not apply to the Employee. The Employee acknowledges the legitimacy of the Company’s requirement to work “overtime” or during “weekly rest-hours” without being entitled to “overtime compensation” or “weekly rest-hour compensation” (as these terms are defined in the

Hours of Work and Rest Law) and undertakes to reasonably comply with such requirements of the Company. The Employee acknowledges that the consideration set for her hereunder nevertheless includes within it a consideration that would otherwise have been due to her pursuant to such law.
2.Duties, Obligations and Consents
2.1.The Employee affirms and undertakes, as follows:
2.1.1.The Employee shall devote the Employee’s entire working time, know-how, energy, expertise, talent, experience and best efforts to the business and affairs of the Company and to the performance of the Employee’s duties with the Company.
2.1.2.The Employee shall perform and discharge well and faithfully, with devotion, honesty and fidelity, all of the Employee’s obligations derived from Employee’s Position and from this Agreement.
2.1.3.The Employee shall comply with all the Company’s disciplinary regulations, work rules, policies, procedures and objectives, as may be determined by the Company from time to time.
2.1.4.The Employee shall travel abroad from time to time if and as may be required by the Company to fulfill the Position.
2.1.5.The Employee shall refrain from being involved in, directly or indirectly, and shall inform the Direct Supervisor, immediately and without delay, of any affairs and/or matters that might constitute a conflict of interest with Employee’s Position and/or employment with the Company.
2.1.6.The Employee shall not assume, directly or indirectly, whether with or without consideration, any employment obligations unrelated to the Company and shall not be retained as a consultant or advisor or contractor (whether or not compensated therefor) to any other business other than with the prior written approval of the Company and in accordance with the terms of such approval.
2.1.7.The Employee shall use the resources that the Company has put at Employee’s disposal (including sensitive data and information) exclusively for the purpose of performing her duties, according to the Company’s applicable policies and the scope of Employee’s Position, unless agreed otherwise explicitly and in writing.
2.1.8.The Employee shall not use the Company email account (including by smartphone) for any private or personal communications. For personal purposes, Employee shall be entitled to use external email services (such as Gmail). The Employee may be entitled to make reasonable personal use of the Company’s Computers, provided that she will not store personal material on the Company’s Computers (except on folders clearly labelled as “Personal”) and shall not store company documents on personal storage space.
2.1.9.The Employee consents, of her own free will and although not required to do so under law, the data related to the Employee and the Employee’s terms of employment at the Company, as shall be received and held and managed by the Company or on its behalf, inter alia, on databases according to law, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad (including to countries which have a different level of data protection than that existing in Israel), subject to relevant rules set under the law and in accordance with Company’s policy. The Company undertakes that the information will be used and transferred for legitimate business purposes only. Without derogating from the generality of the above, such purposes may include human resources management and assessment of potential transactions, to the extent required while maintaining the Employee’s right to privacy.
2.1.10.The Employee undertakes to carefully read and to comply with the Company’s “Acceptable Device Use Policy” and “Staff Privacy Notice”, published on the Company’s internal portal and attached hereto as Exhibit C.
2.2.The Employee represents and warrants to the Company as follows:
2.2.1.The Employee is free to be employed by the Company pursuant to the terms contained in this Agreement and there are no contracts, impediments and/or restrictive covenants preventing full performance of the Employee’s duties and obligations hereunder.
2.2.2.The Employee has the requisite qualifications, experience and knowledge to perform the Employee’s obligations under this Agreement.
2.2.3.The Employee is not involved, directly or indirectly, in any business and/or affairs and/or matters that constitute or may constitute a conflict of interests with Employee’s employment with the Company under this Agreement.
2.2.4.The execution and delivery of this Agreement and the fulfillment of the terms hereof: (i) will not constitute a default under or breach of any agreement or other instrument to which she is a party or by which she is bound, including without limitation, any confidentiality or non-competition agreement, (ii) do not require the consent of any person or entity, and (iii) shall not utilize during the term of Employee’s employment any proprietary information of any third party, including prior employers of the Employee.

3.Compensation
3.1.Subject to and in pursuance of the Employee’s fulfillment of Employee’s obligations under this Agreement, the Company shall pay Employee a monthly gross salary of NIS 90,000 (the “Salary”).
3.2.Without derogating from the above said in Section 1.5 of the Agreement, it is hereby clarified that the Salary is calculated based on two separate components as follows: (1) a gross monthly base salary of NIS 72,000 (the “Basic Salary”): (2) a gross monthly global compensation of NIS 18,000 (the “Global Compensation”), as payment for working up to 64 overtime hours per month. The Global Compensation has been determined according to an estimation of the scope of work which the Employee shall be required to perform.
3.3.The Global Compensation shall be paid to Employee on a monthly basis, whether or not the Employee has actually performed work during overtime hours at any specific month. It is hereby agreed and acknowledged that the Global Compensation shall constitute the full consideration to which the Employee shall be entitled for the Employee’s work overtime hours. The Employee shall not be entitled to any additional payment and/or other compensation, other than the Global Compensation, for any work performed during overtime hours.
3.4.If the quota of regular hours of work/additional hours per any given month had not been required or worked in practice, the global Compensation made for the same month shall become advance payment on the reward for additional hours the Employee shall work in the future.
3.5.Notwithstanding the above, the Employee will report the Company the actual hours of work.
3.6.The Basic Salary together with the Global Compensation (collectively, the “Salary”) shall be payable by no later than the ninth (9th) day of the consecutive calendar month following the calendar month of employment to which the payment relates.
3.7.Israeli income tax and other applicable withholdings with respect to the Salary shall be deducted from the Salary by the Company at source.
3.8.Unless otherwise specifically set forth herein, the Salary shall serve as the basis for deductions and contributions to the Pension Arrangement (as defined hereinafter) and for the calculation of all social benefits to which Employee is entitled hereunder.
3.9.An amount equal to 10% of the Salary shall be considered as a special compensation for the obligations not to compete with the Company, as set forth in Exhibit B. For clarification purposes such special consideration is already embedded in the Salary.
3.10.The Employee will be eligible to participate in the Company’s discretionary management bonus plan. The Employee will have an annual bonus target of up to 12 salaries, depending on the Employees individual performance and on the extent which the Company achieves its business objectives. The award itself and/or its amount under this plan are discretionary and left to the sole judgment of the Company. To receive payment of this bonus, the Employee must be employed by the Company at the time of payment of such bonus. It is clarified that the bonus, if and when paid, shall not constitute a salary component for any purpose, including without limitation, for the purpose of social benefits, including severance pay.
3.11.Signing Bonus. In addition to the Salary, upon signing this Agreement, the Employee shall be entitled to a onetime signing bonus in the gross amount of NIS 360,000 (the “Signing Bonus”) to be paid together with the first salary payment. For avoidance of doubt, the Signing Bonus shall not constitute as part of the Salary for any purpose, including without limitation, for the purpose of social benefits, including severance pay.
In the event of termination of Employee’s employment under this Agreement and such termination shall be deemed as Termination for Cause (as defined in Section 6.5 below) or if Employee terminates employment without Good Reason (as defined below), the Employee shall be obligated to reimburse the Signing Bonus to the Company in the following manner:
3.11.1.Full reimbursement of the Signing Bonus paid to the Employee in case termination occurs within six (6) months as of the Commencement Date of Employment, or
3.11.2.Fifty percent (50%) reimbursement of the Signing Bonus (i.e., NIS 180,000) in case termination occurs following completion of six (6) months of employment and until the completion of twelve (12) months of employment.
3.11.3.After the completion of twelve (12) months of employment, the Employee shall not be obligated to reimburse the Signing Bonus pursuant to this Section 3.11.
The Employee shall be obligated to pay the Company the Signing Bonus in immediately available funds, not later than thirty (30) days following Employee’s last day of work in the Company.
For the purpose of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following circumstances, without limitation, unless such circumstances are fully corrected prior to the date of termination specified in the written notice given by the Employee notifying the Company of her intention to terminate the employment for Good Reason: (i) a reduction by the Company of Employee’s Salary, other than a reduction in Salary that applies to similarly situation class of employees of the Company or its affiliates; (ii) the failure by the Company to pay or provide the Employee any material portion of her then current Salary or then current benefits hereunder; other than any such failure that results from modification to any compensation arrangement or benefit plan that is generally applicable to similarly situated class of employees of the Company or its affiliates; (iii) a material diminution in the Employee’s duties, responsibility or authority or (iv) relocation of the principal place of business for the Company, or the requirement that Employee’s primary work location is more than 60 kilometers from the Company’s current headquarters in Herzliya, Israel.
4.Social and Fringe Benefits
4.1.Pension Arrangement
4.1.1.The Employee shall be entitled to contributions to a pension arrangement of her choice (the “Pension Arrangement”) at the following monthly rates:
4.1.1.1.The Company shall contribute an aggregate monthly amount equal to 14.83% of the Salary as follows:
(i)8.33% of the Salary towards severance pay component; and
(ii)6.5% of the Salary towards compensatory payments component (“tagmulim”). In case the Employee is insured in a manager insurance policy or a provident fund (which is not a pension fund), the said rate shall include the rate of contributions towards the disability insurance, ensuring loss of earning payment of 75% of the Salary but no less than 5% towards the compensatory payments component, all subject to the terms of the Extension Order regarding the Increase of Pension Contributions - 2016 (the “Pension Order 2016”). In accordance with the terms of the Pension Order 2016, if the said rate shall not be sufficient to insure the Employee in disability insurance, the total rate of contributions shall not, in any case, exceed 7.5% of the Salary.
4.1.1.2.Employee shall contribute, and for that purpose Employee hereby irrevocably authorizes and instructs the Company to deduct from the Employee’s Salary at source, an aggregate monthly amount equal to 6% of the Salary to be paid on the Employee’s account to the Pension Arrangement.
4.1.2.The contributions rates under this Section 4.1 shall be updated and amended in accordance with the law and any relevant Extension Order.
4.1.3.The Company and Employee respectively declare and covenant that as evidenced by their respective signatures, they hereby agree and undertake to apply and be bound by the general settlement regulated in the General Order as amended (attached hereto as Exhibit A) published under section 14 of the Severance Pay Law 1963. The Company’s contributions to the Employee’s Pension Arrangement will therefore constitute the Employee’s entire entitlement to severance pay in respect of the paid Salary, in place of any severance pay to which the Employee otherwise may have become entitled at law.
4.1.4.Reserved.
4.1.5.The Company hereby forfeits any right it may have in the reimbursement of sums paid by Company into the above mentioned Pension Arrangement, except in the event of: (i) the Employee withdrawing such sums from the Pension Insurance Policy, other than in the event of death, disability or retirement at, or after, the age of 60; and (ii) in the occurrence of any of the events provided for in Section 16 and 17 of the Severance Payment Law, 1963.
4.2.Advanced Study Fund. The Company shall make monthly Advanced Study Fund contributions as follows: 7.5% of the Salary paid by the Company on its account and 2.5% of the Salary to be deducted by the Company from such Salary to be paid on the employee’s account, in each case up to the ceiling recognized by the income tax authorities from time to time, but not otherwise. The Employee shall bear any and all taxes applicable in connection with amounts payable by Employee and/or Company to the Advanced Study Fund.
4.3.Vacation. Employee shall be entitled to an annual leave of 30 working days per year. Each leave shall be coordinated with the Direct Supervisor with adequate regard to the needs of the Company. The Employee shall be entitled to cumulative paid vacations according to the applicable laws. Any leave days remaining unexploited at the end of any 12-month period of employment may be accrued for use during the next succeeding 12-month periods of Employee’s employment thereafter, up to an aggregate of Employee’s annual leave quota for two consecutive 12-month periods (but only if and to the extent permitted by applicable law). Prior to the expiration of a two-year period, the Company may, in its sole discretion, require the Employee to exploit any unexploited leave days exceeding such quota. Any amounts exceeding such limit, shall be cancelled by the Company and, for the avoidance of doubt, shall not be paid out on termination.
4.4.Sick Leave. Employee shall be entitled to sick leave in accordance with applicable laws and regulations as in effect from time to time. Despite the above, the Employee shall be entitled to sick leave payment from the first day of absence, subject to Company's policy as may be from time to time.
4.5.Recreation Pay. Employee shall be entitled to annual recreation pay in accordance with applicable law.
4.6.Mobile Device. The Employee shall be entitled to receive a mobile device according to the Company’s Israel Mobile Device Policy, as shall be in effect from time to time.

4.7.Equipment. The Company may, from time to time, provide the Employee with other equipment (the “Equipment”) for the Employee’s use in the course of performing the Employee’s obligations pursuant to the Position, provided that the Company’s procedures in respect thereof are followed. Employee shall bear and pay all (if any) taxes applicable to her in connection with any such Equipment provided. The Employee shall return any such Equipment to the Company’s principal office immediately following the cessation of the Employee’s employment hereunder, and the Employee shall not have any rights of lien, delay or set-off with respect to the Equipment.
4.8.Transportation Expenses. In addition to the Salary, the Company shall pay the Employee a monthly reimbursement of transportation expenses from Employee’s home to her work and back, in accordance with applicable laws and regulations as in effect from time to time.
4.9.Expenses Reimbursement. The Company shall reimburse Employee for any out-of-pocket expenses from time to time properly incurred by Employee in direct connection with her employment by the Company (including parking expenses), provided, however, that such expenses have been approved in writing and in advance by the Company. As a condition to such reimbursement, Employee shall provide the Company with the original invoices, receipts and other evidence of expenditures.
4.10.Equity Awards. The Company will grant the Employee, subject to the approval of the Board of Directors of Playtika Holding Corp. (PHC), 269,000 Restricted Stock Units (RSUs), pursuant to the terms of the award agreement and the Playtika Holding Corp. 2020 Incentive Award Plan. The RSUs, subject to the approval of the Board of Directors of PHC, will vest 25% one year after the date of grant, and then quarterly thereafter, with the grant fully vested 4 years after the date of grant.
5.Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement
The Employee shall execute the Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit B.
6.Termination of Employment
6.1.Either party may, at any time during the Term, provide the other party hereto with at least ninety (90) days of a prior written notice (the “Termination Notice” and the “Notice Period” accordingly). The Termination Notice must be in writing and shall set forth both the date on which said notice is being furnished and the date on which the Termination Notice shall be effective. Notwithstanding the above, the Company shall be entitled to consider the Employee's clear and unequivocal oral notice of resignation as binding, in the absence of a written notice.
6.2.During the Notice Period, the Employee shall be obligated to continue to discharge and perform all of Employee’s duties and obligations with the Company and to take all steps, satisfactory to the Company, to ensure the orderly transition to any persons designated by the Company of all matters handled by Employee during the course of Employee’s employment with the Company.
6.3.Notwithstanding Section 6.2. above, the Company may, in its sole discretion: (i) waive any and/or all of Employee’s services with the Company during the Notice Period or any part thereof or; (ii) terminate the employer-employee relationship prior to the completion of the Notice Period; provided that in any such event, the Company shall pay Employee for the aforesaid Notice Period or any part thereof, a sum equal to the Salary and all other benefits.
6.4.In the event that the Employee is terminated by the Company for any reason other than a Termination for Cause (as defined below), or the Employee terminates employment with the Company for Good Reason, Employee shall be entitled to a termination grant and be paid 3 monthly salaries in a lump sum payment together with the final settlement of accounts.
6.5.Notwithstanding the provisions of Sections 6.2 and 6.3 above, the Company, by furnishing a notice to Employee, shall be entitled to terminate Employee’s employment with the Company with immediate effect in the event that said termination is Termination for Cause (as defined below). In the event of such Termination for Cause, then without derogating from the rights of the Company under this Agreement and/or any applicable law, the Employee shall not be entitled to any of the consideration specified in Section 6.1 above and any and all options granted to the Employee (if any), whether or not such options are vested, shall immediately expire.
The term “Termination for Cause” shall mean termination of Employee’s employment with Company as a result of the occurrence of any one of the following: (i) Employee has been convicted of a criminal offense which affects her ability to perform her Position;; (ii) Employee is in breach of Employee’s duties of trust or loyalty to the Company; (iii) any material breach of this Agreement which has not been cured by Employee within fifteen (15) days after her receipt of notice from the Company containing a description of such breach, (iv) Employee deliberately causes harm to the Company’s business affairs; (v) Employee breaches any of the provisions of the Non-compete Agreement (Exhibit B); and/or (vi) circumstances that constitute “cause” or do not entitle Employee to severance payments under any applicable law and/or any judicial decision of a competent tribunal.
6.6.Without derogating from the Company’s rights pursuant to any applicable law, in the event that Employee shall terminate Employee’s employment with the Company with immediate effect or upon shorter notice than the Notice Period, the Company shall have the right to offset the amount of the compensatory payment to which Employee would otherwise have been entitled under the Prior Notice Law or any part thereof, as the case may be, from any other payments payable to Employee.

6.7.Upon termination of Employee’s employment with the Company, and as a condition to the fulfillment of Company’s obligations, if any, towards Employee at such time, Employee affirms and undertakes to transfer Employee’s Position to its replacement, as shall be determined by Company, in an efficient, complete, appropriate and orderly manner, and to fulfill Employee’s obligations under this Agreement.
6.8.Upon termination of this Agreement or at such other time as directed by the Company, the Employee shall immediately return to the Company each and every asset (including documents and information) in her possession or control which belongs, or has been entrusted, to the Company.
Furthermore, upon termination of this Agreement, or at such other time as directed by the Company, the Employee shall provide the Company with a list of all passwords, write-protect codes and similar access codes used in the context of her work.
7.General Provisions
7.1.All of the payments and benefits provided to the Employee under this Agreement are gross amounts and shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.
7.2.Employee shall not be entitled to any additional bonus, payment or other compensation in connection with Employee’s employment with the Company, other than as provided herein.
7.3.The Company shall be entitled to assign or transfer any right, claim or obligation provided herein.
7.4.Employee may not assign or transfer any right, claim or obligation provided herein.
7.5.The Company shall be entitled to set-off from any and/or all payments to which Employee shall be entitled thereof, any and/or all amounts to which the Company shall be entitled from Employee at such time; and for that purpose Employee hereby irrevocably authorizes and instructs the Company to offset from any amounts which may be due or owing to Employee from the Company, all amounts to which the Company shall be entitled from Employee at any time.
7.6.The Company’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent the Company thereafter from enforcing each and every other provision of this Agreement, including those which were previously not enforced.
7.7.This Agreement shall not be amended, modified or varied by any oral agreement or representation other than by a written instrument executed by both parties.

7.8.This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. The parties submit to the exclusive jurisdiction of the competent courts of the city of Tel Aviv in any dispute related to this Agreement.
7.9.This Agreement including all exhibits attached thereto constitute the entire agreement of the parties hereto with respect to the subject matters hereof and supersede all prior agreements and understandings between the parties with respect thereto. Captions and paragraph headings used in this Agreement are for convenience purposes only and shall not be used for the interpretation thereof.
7.10.Notices given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery, on the date of postmark if mailed by certified or registered mail, or on the date sent by facsimile upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, addressed as set forth above or such other address as either party may designate to the other in accordance with the aforesaid procedure.
7.11.The parties agree that this Agreement constitutes, among other things, notification in accordance with the Notice to Employee and Job Candidate Law (Terms of Employment and Candidate Screening and Selection), 2002.

THE EMPLOYEE ACKNOWLEDGES THAT SHE IS FAMILIAR WITH AND UNDERSTANDS THE ENGLISH LANGUAGE AND DOES NOT REQUIRE TRANSLATION OF THIS AGREEMENT AND ITS EXHIBITS TO ANY OTHER LANGUAGE. THE EMPLOYEE FURTHER ACKNOLWEDGES THAT THE COMPANY HAS ADVISED HER THAT SHE MAY CONSULT AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT AND THAT SHE HAS BEEN AFFORDED AN OPPORTUNITY TO DO SO.

העובדת מצהירה בזאת כי השפה האנגלית מוכרת ומובנת לה וכי היא אינה זקוקה לתרגום הסכם זה ונספחיו לשפה אחרת. העובדת גם מצהירה ומודיעה כי הומלץ לה על ידי החברה לקבל ייעוץ משפטי בקשר להסכם זה בטרם החתימה עליו וכי ניתנה לה הזדמנות נאותה לעשות כן.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first set forth above.

                                COMPANY:
                                Playtika Ltd.

                                By: /s/ Craig Abrahams___
                                Name: Craig Abrahams
                                Title: President & CFO

                                EMPLOYEE:

                                /s/ Gili Brudno___
                                Gili Brudno

Exhibit A
GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY
*It should be noted that the specific contribution rates set out in this General Approval are subject to the contributions rates detailed in the Agreement and/or as updated according to applicable law.
By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter: the “Law"), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the “Pension Fund”) or to managers insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the “Insurance Fund”), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the “Employer’s Payments”), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:
(1)    The Employer’s Payments -
(a)To the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee’s severance pay;
(b)To the Insurance Fund are not less than one of the following:
(2)    13 1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”);
(3)    11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall only replace 72% of the Employee’s severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2 1/3% of the Exempt Salary, the Employer’s Payments shall replace 100% of the employee’s severance pay.
(4)    No later than three months from the commencement of the Employer’s Payments, a written agreement is executed between the employer and the employee in which -
(a)The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;
(b)The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard "Entitling Event" means death, disability or retirement at after the age of 60.
(5)    This approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

Exhibit B
CONFIDENTIALITY, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION AGREEMENT
This Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement (the “Agreement”) is entered into this November 30, 2022 by and between Playtika Ltd. (the “Company”) and Gili Brudno (the “Employee”). This Agreement sets forth the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior agreements and understandings concerning the subject matter hereof. In consideration of employment by the Company of Employee, which Employee acknowledges to be good and valuable consideration for the Employee’s obligations hereunder, the Company and Employee agree as follows:
1.Proprietary Information and Confidentiality
1.1.Employee is aware that in the course of Employee’s employment with Company and/or in direct connection therewith Employee may have access and/or exposure to, and be entrusted with, technical, proprietary, sales, legal and financial data and information in direct connection with the affairs and business of Company, its affiliates, customers and suppliers, and including information received by Company from any third party subject to obligations of confidentiality towards said third party, all of which such data and information, whether documentary, written, oral or computer generated, shall be deemed to be, and referred to as “Proprietary Information”, which, by way of illustration but not limitation, shall include trade and business secrets, trade names (registered or not), processes, patents improvements, ideas, inventions (whether reduced to practice or not), techniques, products, technologies (actual or planned), financial statements, marketing plans, strategies, forecasts, customer and/or suppliers lists and/or relations, research and development activities, formulas, data, know-how, designs, discoveries, models, vendors, computer hardware and computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, algorithms, compositions, improvements, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of Company, drawings, operating procedures, pricing methods, marketing strategies, future plans, dealings and transactions, except for such information which, on the date of disclosure is, or thereafter becomes, available in the public domain through no fault on the part of Employee. For the avoidance of any doubt, Employee may not use Company’s name or trademarks in any activity not made by or for the Company.

1.2.Employee agrees and declares that all Proprietary Information, patents and/or patent applications, copyrights and other intellectual property rights in connection therewith, are and shall remain the property of Company and its assigns on sole and exclusive basis. All business records, papers and documents however documented, kept or made by Employee relating to the business and affairs of Company shall be and remain the property of Company.
1.3.Employee further recognizes and acknowledges that such Proprietary Information is a valuable and unique asset of Company’s business and affairs, and that its use or disclosure other than in accordance with the provisions of the employment agreement between Employee and the Company (the “Employment Agreement”), would cause Company substantial loss and damages. Accordingly, Employee undertakes and agrees that, at all times, during the term of Employee’s employment with the Company (the “Term”) and upon its expiration thereafter, Employee shall keep in confidence and trust all Proprietary Information, and any part thereof, and shall not use or disclose and/or make available, directly or indirectly, to any third party any Proprietary Information without the prior written consent of Company, except and to the extent as may be necessary in the ordinary course of performing Employee’s duties pertaining to Company and except and to the extent as may be required under any applicable law, regulation, judicial decision or determination of any governmental entity.
1.4.Without derogating from the generality of the foregoing, Employee agrees as follows:
1.4.1.Not to copy, transmit, reproduce, summarize, quote, publish and/or make any commercial or other use whatsoever of the Proprietary Information, or any party thereof, without the prior written consent of Company, except as may be necessary in the performance of employee’s duties pertaining to Company;
1.4.2.To exercise the highest degree of care in safeguarding the Proprietary Information against loss, theft or other inadvertent disclosure and to take all reasonable steps necessary to ensure the maintaining of confidentiality;
1.4.3.Not to enter into the data bases of Company for any purpose whatsoever, including, without limitation, review, download, insert, change, delete and/or relocate any information, except as may be necessary in the performance of Employee’s duties pertaining to Company;
1.4.4.Upon termination of Employee’s employment, and/or as otherwise requested by Company, to promptly deliver to Company all Proprietary Information and any and all copies thereof, in whatever form, that had been furnished to Employee, prepared thereby and/or came to Employee’s possession in any manner whatsoever, during and in the course of her employment with Company, and shall not retain and/or make copies thereof in whatever form.

1.4.5.To compensate, reimburse and indemnify the Company and/or any third party, including without limitation, Company’s clients, for any damage, expense and/or payment incurred by them or demanded of them in consequence of a breach of Employee’s aforementioned undertakings.
1.5.“Company” in this Section 1 and in Sections 2 and 3 below shall also mean the Company and any other legal entity, which directly or indirectly, controls the Company, is controlled by the Company and/or is under common control with the Company. It is clarified that the above definition shall not be construed as creating employee-employer relationship between the Employee and any other entity other than the Company as defined in the preamble to this Agreement.
2.Inventions
2.1.Employee agrees to promptly and from time to time fully inform and disclose to the Company all derivatives, inventions, designs, improvements and discoveries which Employee now has or may hereafter make and/or conceive during the Term which pertain to or relate to the Company and its business or to any experimental and/or developmental work performed by the Company and/or to the Company’s Proprietary Information, whether conceived by Employee alone or with others and whether or not conceived during regular working hours or prior to or after the date of this Agreement (“Inventions”).
2.2.All Inventions, and any and all rights, interests and title therein, shall be the exclusive property of the Company and Employee shall not be entitled to, and hereby waives now and/or in the future, any claim, right, compensation and/or reward in connection therewith, including any right for royalties in Service Inventions, as defined in Section 132 of the Patent Law, 1967 (the “Patent Law”), in accordance with the Patent Law, other than as specifically set forth in this Agreement. This clause constitutes an express agreement between Employee and the Company for the purposes of Section 134 of the Patent Law.
2.3.In the event that by operation of law, any Invention shall be deemed Employee’s, the Employee hereby assigns and shall in the future take all the requisite steps (including by way of illustration only, signing all appropriate documents) to assign to the Company and/or its designee any and all of her foregoing rights, titles and interests, on a worldwide basis, and hereby further acknowledges and shall in the future acknowledge the Company’s full and exclusive ownership in all such Inventions. Employee shall, prior to or following termination of this Agreement, execute all documents and take all steps necessary to effectuate the assignment to the Company or its designee(s) and/or to assist the Company to obtain and/or perfect the exclusive and absolute rights, title and interests in and to all Inventions, whether by the registration of patent, trade mark, trade secret and/or any other applicable legal protection, and to protect same against infringement by any third party.

2.4.Without derogating from the generality of the foregoing, the provisions of this Section 2 shall apply with equal force and effect to all items that may be subject to copyright or trademark protection.
3.Non-Competition and Non-Solicitation
3.1.Employee hereby covenants to the Company that throughout the Term and thereafter for a period of six (6) months following the effective date of termination of Employee’s employment howsoever arising, Employee shall not:
3.1.1.Engage, directly or indirectly, in any capacity whatsoever, whether independently or as an employee, consultant or otherwise, through any corporate body and/or with or through others, in any activity competing with the actual and/or planned activities of the Company and its affiliates, as same have existed and shall exist from time to time during the Term and as shall exist at the effective date of termination of Employee’s employment with the Company.
3.1.2.Accept any position, whether as employee, consultant or otherwise with, or hold any interest in, any corporate body that competes with the actual and/or planned activities of the Company as same shall exist at the termination of her employment under this Agreement; provided, however, that nothing stated herein shall preclude Employee from owning a stock interest not greater than 5% in any publicly traded corporation.
3.1.3.Whether on Employee’s own account and/or on behalf of others, in any way interfere with and/or endeavor to entice away, or offer or solicit for the purpose of so interfering and/or enticing away, from the Company and/or any of its affiliates, any person, firm or company with whom the Company and/or any of its affiliates shall have any contractual and/or commercial relationship as an employee, consultant, licenser, joint venture, supplier, customer, distributor, agent or contractor of whatsoever nature, existing or under negotiation on, or within the twelve (12) months prior to, the effective date of termination of Employee’s employment with the Company.
3.2.Employee acknowledges that the restrictions set forth in this Section 3 are fair and reasonable, and are essential for protection of the Company’s business, the Company’s proprietary rights and other legitimate interests of the Company, in view of the nature of the business in which the Company is engaged. Employee further acknowledges that the above restrictions are customarily complied with by persons situated in a similar position, correspond with fair dealing requirements and are adequate in light of Employee’s usage of the Company resources during Employee’s employment hereunder.

3.3.Employee is aware of and acknowledges that Employee’s obligations under Section 3.1 are derived from Employee’s access to the Company’s Propriety Information and confidential information and that a portion of the salary paid to the Employee pursuant to the Employment Agreement constitutes a special consideration given to Employee in return for the aforesaid undertakings. Notwithstanding the above, the Employee declares that she is financially capable of undertaking these non-compete provisions.
3.4.If any one or more of the terms contained in this Section 3 shall, for any reason, be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

4.Third Party Information
4.1.The Employee represents and undertakes that she will not disclose to the Company any proprietary or confidential information belonging to any third party, including any prior or current employer or contractor, unless the written approval of that third party was received.
4.2.The Employee recognizes that the Company may receive in the future from third parties their confidential or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee undertakes to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out her services for the Company, consistent with the Company’s agreement with such third party.
5.Modification and Waiver. This Agreement may not be modified or amended or terminated except by an instrument in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived, except by written instrument of the party charged with such waiver. No such written waiver will be deemed to be a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
6.Governing Law; Jurisdiction. This Agreement and its validity, interpretation, performance and enforcement will be governed by the laws of the State of Israel, without regard to conflicts of laws principles. All judicial proceedings with respect to this Agreement or any transactions contemplated hereby or thereby shall be brought exclusively in any court of competent jurisdiction in the city of Tel-Aviv Jaffa.
7.Binding Effect. This Agreement will be binding, upon and inure to the benefit of Employee, the Company, and their respective successors and permitted assigns; provided, however, that Employee may not assign this Agreement or any part hereof.
8.Survival. The provisions of Section 1, 2 and 3 hereto shall survive termination of the Employment Agreement and shall be and remain in full force and effect at all times thereafter.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Employee has signed this Agreement, as of the date written below.
/s/ Gili Brudno                                /s/ Craig Abrahams

Employee	Playtika Ltd.

Exhibit C - Attached Separately